                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                McM CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 McM CORPORATION
                                702 Oberlin Road
                              POST OFFICE BOX 12317
                          RALEIGH, NORTH CAROLINA 27605

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 21, 1998

TO THE SHAREHOLDERS OF McM CORPORATION:


         The Annual Shareholders' Meeting of McM Corporation will be held Thursday, May 21, 1998, at 10:00 a.m. at the Executive Offices of McM Corporation, 702 Oberlin Road, Raleigh, North Carolina, for the following purposes:

         A.       To fix the number of directors for the coming year at eight.

         B. To elect eight directors for one-year terms of office as shown in the enclosed Proxy Statement.

         C. To transact such other business as may properly come before the meeting.

         You are cordially invited to attend this meeting in person, but if you cannot be present, it is important that you sign, date and promptly return the enclosed Form of Proxy in the enclosed postage-paid envelope so your vote may be cast at the meeting.

         Shareholders of record at the close of business on April 10, 1998, the record date, are entitled to notice of and to vote at the Annual Shareholders' Meeting and any adjournment thereof. Further information regarding the meeting and the nominees for election as directors of McM Corporation is set forth in the accompanying Proxy Statement.

                                  By direction of the Board of Directors,


                                                    Michael D. Blinson
                                                    Senior Vice President/
                                                    Corporate Secretary

Date:  April  21, 1998
       Raleigh, North Carolina

         A copy of the Annual Report to Shareholders of McM Corporation for the year ended December 31, 1997, containing Financial Statements, is enclosed.

                                 McM CORPORATION

                                 PROXY STATEMENT

         The following information is provided in connection with the solicitation of proxies for the Annual Meeting of Shareholders of McM Corporation (hereafter referred to as "McM" or the "Company") to be held at the Executive Offices of McM Corporation, 702 Oberlin Road, Raleigh, North Carolina, at 10:00 a.m. on Thursday, May 21, 1998. The address of McM's principal executive offices is 702 Oberlin Road, Post Office Box 12317, Raleigh, North Carolina 27605. This Proxy Statement and the attached Form of Proxy are being mailed to the shareholders of the Company on or about April 21, 1998.

                               PROXY SOLICITATION

         A Form of Proxy for use at the meeting is enclosed. This Form of Proxy will be voted in accordance with the specifications made thereon if it is properly executed and received by the Company prior to the time of the Annual Meeting. Where a choice has been specified in a proxy for or against the proposal therein, the proxy will be voted as specified. Each proxy will be voted FOR each proposal unless a contrary choice is specified.

         Directors are elected by a plurality of the votes cast by the shares entitled to vote at the Annual Meeting. Accordingly, votes "withheld" for director-nominee(s) will not count against the election of such director-nominee(s). The vote of a simple majority of the total McM shares represented at the Annual Meeting, present in person or by proxy, is required to fix the number of directors. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote although both will count toward the presence of a quorum.

         This solicitation is being made by the Board of Directors of the Company, and the cost of this solicitation will be borne by the Company.

         A shareholder who signs and returns the enclosed Form of Proxy has the power to revoke it at any time before it is voted by notifying the Corporate Secretary of the Company in writing. Likewise, the enclosed proxy may be revoked by any later dated proxy.

         None of the matters expected to be presented at the Annual Meeting give rise to a dissenting shareholder's right to appraisal.

                                  CAPITAL STOCK

         Only shareholders at the close of business on April 10, 1998, (the "Record Date"), are entitled to vote at the Annual Meeting. On the Record Date there were issued and outstanding 4,696,651 shares of common stock having a par value of $1.00 per share. Each share shall be entitled to one vote.

                             PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners

         Set forth below is the ownership of the Company's securities by all persons or groups known to the Company to be the beneficial owner of more than five percent of any class of the Company's voting securities as of the Record
Date:


 Title                                          Amount and Nature     Percent
  of              Name and Address                of Beneficial          of
 Class           of Beneficial Owner                Ownership          Class
 -----           -------------------                ---------          -----

Common       McMillen Trust (1)                  3,087,500 shares     65.7%
             Wilmington Trust Company,            directly owned
             Trustee
             1100 North Market Street
             Wilmington, Delaware  19890-0001

Common       Jesse Greenfield (2)                  364,464 shares      7.8%
             34 Boulder View Lane
             Boulder, Colorado  80304

----------

(1) The McMillen Trust was created in 1925 pursuant to the terms of a deed of trust from Alonzo B. and Florence O. McMillen. The Trust continues in existence until the expiration of 21 years after the last to die of Elizabeth Lee Long, Florence Lee Headley, R. Peyton Woodson III and Laurence F. Lee, Jr. The McMillen Trust has been directed by the Chancery Court of the State of Delaware to dispose of its interest in McM. In April 1993, the Court granted the petition of the Wilmington Trust Company, Trustee of the McMillen Trust, for a clarification of existing orders to make clear, among other things, that the timing and terms of any such disposition or sale shall be determined in the sound discretion of the Trustee.

         The Trustee of the McMillen Trust, subject to certain limitations, is required to vote the shares which it owns in McM in the way that a majority in interest of the income beneficiaries may decide. At present there are six income beneficiaries of the McMillen Trust. All are lineal descendants of the Trust grantors. The figures following each name show the relative interests in the Trust of the income beneficiaries:


         a.       Mrs. Elizabeth Lee Long (1/9), Denver, Colorado.

         b.       Mrs. Florence Lee Headley (1/9), Denver, Colorado.

         c. Mr. Laurence F. Lee, Jr. (1/9), Jacksonville, Florida. Mr. Lee is a director of McM. (See Election of Directors)

         d. Mrs. Lonnie McMillen Sanchez (1/6), Albuquerque, New Mexico. Mrs. Sanchez is married to Claude G. Sanchez, Jr., a director of McM. (See Election of Directors)

         e.       Mrs. Katherine Faust Roe (1/6), Sante Fe, New Mexico.

         f. Mr. R. Peyton Woodson III (1/3), Raleigh, North Carolina. Mr. Woodson is a director of McM. (See Election of Directors)

(2) Amount shown includes 118,455 shares owned by the Greenfield Children's Limited Partnership, beneficial ownership of which is disclaimed by Mr. Greenfield, and 246,009 shares owned by Jesse Greenfield I.R.A.

                             CORPORATE DEVELOPMENTS

         In December 1987, the Chancery Court of Delaware directed the Trustee of the McMillen Trust to dispose of the Trust's investment in the Company, subject to the Court's prior approval of the terms of the disposition. The Court's decision was the result of a petition filed in 1986 by Wilmington Trust Company, Trustee under the McMillen Trust, which asked the Court for instructions as to whether it must continue to hold at least 65% of the shares of the Company as provided in the Trust Agreement.

         During 1989, McM engaged the services of PaineWebber Incorporated ("PaineWebber"), an investment banking firm, to act as its financial advisor and agent in connection with any sale or disposition of McM or its subsidiaries.

         On October 24, 1991, McM completed the sale of its subsidiaries, Occidental Life Insurance Company and Peninsular Life Insurance Company, to Pennsylvania Life Insurance Company.

         On December 31, 1991, the sale of 913,460 shares of British-American Insurance Company, Ltd. held by McM's wholly-owned subsidiary, Equity Holdings, Inc., was completed.

         On June 22, 1992, the sale of Atlantic Southern Insurance Company, McM's Puerto Rico life insurance company, to a subsidiary of Life of Jamaica, Ltd. was completed.

         On January 29, 1993, McM announced that it had discontinued efforts to sell Occidental Fire & Casualty Company of North Carolina and Wilshire Insurance Company. McM's decision was prompted by current market and economic conditions as well as other factors which had an adverse effect on the general sale process being conducted by PaineWebber. However, McM announced that PaineWebber would continue to serve the McM group as its financial advisor.

         In April 1993, the Court granted the petition of the Wilmington Trust Company, Trustee of the McMillen Trust, for a clarification of existing orders to make clear, among other things, that the timing and terms of any disposition or sale shall be determined in the sound discretion of the Trustee.

         On February 3, 1997, McM received a copy of an SEC Form 3 filing made by McM Acquisition Corporation, a North Carolina corporation ("MAC") controlled by local real estate developer and private investor M. Roland Britt, and by Mr. Britt himself. The Form 3 indicated that MAC had acquired an option to purchase all of the McM shares owned by the Trust for $6.20 per share exercisable until March 1, 1998.

         On February 4, 1997, McM received a copy of an SEC Schedule 13D filed by MAC and Mr. Britt which provided further information in connection with the option and which attached written agreements dated November 22, 1996, and January 24, 1997, between the Trust and MAC. These agreements related to a possible merger between McM and MAC and to the option.

         In a separate, independent action, McM agreed on January 31, 1997, to provide MAC confidential access to the Company's records and information to enable MAC to conduct due diligence reviews and to pursue appropriate financial arrangements for a possible acquisition of all of McM's shares. This agreement, which was to expire May 31, 1997, also granted to MAC an exclusive period during which McM was to continue its policy in effect at that time of not soliciting acquisition offers. This agreement was extended until September 28, 1997, at which time it expired.

         On September 22, 1997, a suit purporting to be a shareholders' derivative action was brought against the Company, its directors, the McMillen Trust and Wilmington Trust Company as Trustee of the McMillen Trust and MAC (the "Litigation").

         The Litigation was filed in the Guilford County, North Carolina, Superior Court by two shareholders of McM on behalf of all McM shareholders except for the McMillen Trust. The Litigation complained, among other allegations, that because the Trust owns approximately two-thirds of the shares of the corporation, it effectively exercises control of the corporation. It challenged the composition of the McM Board of Directors and the actions of the Board as being controlled by the majority shareholder. The complaint asked that the Court void the action of the Trustee in connection with the McMillen Trust's grant of the option to sell its shares to MAC. The complaint also alleged that the corporation had inappropriately allowed MAC an exclusive due diligence period.

         On December 23, 1997, the Court approved an agreement to terminate MAC's option and related agreements between the Trust and MAC (the "Release"). The Release was signed by all parties to the pending litigation and contained a mutual release between the remaining parties and MAC of any claims which could have arisen from the option and related agreements and dismissed MAC as a defendant in the Litigation.

         On February 20, 1998, the Court approved a settlement of the Litigation. The settlement agreement, executed by all parties to the Litigation, provides that the Company, the current directors, the McMillen Trust and Wilmington Trust Company will use their best efforts to nominate and elect Mr. Jesse Greenfield to the McM Board of Directors at McM's 1998 annual shareholders' meeting. The settlement agreement also contains provisions for nominal monetary concessions by the Plaintiffs and the Company and mutual releases between all parties.

         In connection with McM's continuing efforts to consider all strategies and alternatives available to maximize shareholder value, the Company has authorized PaineWebber to explore all reasonable methods to increase the capital position of McM, including a possible sale of the Company.


                              ELECTION OF DIRECTORS

         The Board proposes the election of eight directors of the Company, seven of whom are currently directors of the Company, for a term of one year.

Resolution Determining Number of Directors to be Elected

         The bylaws of McM provide that the number of members of the Board of Directors shall be fixed by resolution of the shareholders. Accordingly, the McM Board of Directors recommends adoption of the following resolution:

         RESOLVED, pursuant to Article II, Section 1, of the Bylaws of McM Corporation, that the number of directors of the Company is hereby fixed at eight.

Nominees

         The eight directors will be elected at the Annual Meeting for a term of one year or until the election and qualification of their successors. It is not expected that any nominee will be unavailable to serve, but if such an event occurs, proxies will be voted for the election of a substitute nominee. All of the nominees except Jesse Greenfield are currently directors of the Company and its two property and casualty subsidiaries. Each of the current directors received at least 98.4% of the shares voted in the last annual election. Mr. Greenfield has been nominated for his first term as director this year pursuant to the settlement agreement reached in the Litigation (See "Corporate Developments").

         The following table sets forth the name and age of each nominee, the nominee's occupation, including positions and offices with the Company, the period during which he has served as a director, if applicable, together with the number of shares of common stock beneficially owned, directly or indirectly, by such nominee, if any, and the percentage of the outstanding shares that any such ownership represented at the close of business on March 31, 1998.


       Nominee's
    Name, Principal
     Occupation (in                             Period of                Amount and                Percent
  addition to Director,                        Consecutive                  Nature                 of Class
      if applicable)                             Service                of Beneficial             Beneficially
      and Address                 Age             From                   Ownership (1)               Owned
-----------------------           ---         ------------             ----------------           ----------

MICHAEL A. DiGREGORIO              51               1995                        80                    .002
Vice President/Senior
   Trust Counsel
Wilmington Trust Company
Wilmington, DE

JESSE GREENFIELD                   52               N/A                    364,464(2)                7.760
Independent
Investor &
   Venture Capitalist
Boulder, CO

GEORGE E. KING                     67               1989                    97,281(3)                2.071
Chairman Emeritus/Chief
   Executive Officer
McM Corporation
Raleigh, NC

LAURENCE F. LEE, JR.               76               1989                       779(4)                 .017
Retired
Jacksonville, FL


LAURENCE F. LEE III                 47              1988                        10(5)                    -
President
Plan Analysts
Jacksonville, FL

CLAUDE G. SANCHEZ, JR.              43              1989(6)                     50(7)                 .001
Sun Construction & Real
   Estate Company
Albuquerque, NM

STEPHEN L. STEPHANO                 44              1992                    85,496(8)                1.820
President/Chief
   Operating Officer
McM Corporation
Raleigh, NC

R. PEYTON WOODSON III               75              1991(9)                 39,734(10)                .846
President
Enterprise Holdings
   Proprietary, Inc.
Raleigh, NC


----------

Share ownership of all Directors,
   Nominees and Executive
   Officers of McM as a
   Group (8 persons)   . . . . . . . . . . . . . . . . . . . . .           587,894(11)              12.517(11)

----------

         (1) Except as otherwise noted, each person has sole investment and voting power over the common stock indicated as being beneficially owned by such person.

         (2) Amount shown includes 118,455 shares held by the Greenfield Children's Limited Partnership, the limited partners of which are Mr. Greenfield's children and the general partner of which is Mr. Greenfield's brother, beneficial ownership of which is disclaimed by Mr. Greenfield, and 246,009 shares owned by Jesse Greenfield I.R.A.

         (3) Share amount includes an exercisable option on 21,481 shares of McM common stock at an option price of $1.38 per share, an exercisable option on 5,700 shares of McM common stock at an option price of $2.25 per share, an exercisable option on 24,300 shares of McM common stock at an option price of $2.75 per share and an exercisable option on 1,500 shares of McM common stock at $3.94 per share. Mr. King owns 44,300 shares jointly with his wife.

         (4) Mr. Lee, Jr. is an income beneficiary of the McMillen Trust, which is the owner of 3,087,500 shares (or 65.7%) of the Company. The Trust's shares are not included in the total shown for Mr. Lee, Jr. (See Principal Shareholders). The number of shares shown is comprised of 500 shares directly owned by Mr. Lee, Jr. and 279 shares owned jointly with his wife. Mr. Lee, Jr. is the first cousin of director-nominee R. Peyton Woodson III and is the father of director-nominee Laurence F. Lee III.

         (5) Mr. Lee III is the son of director-nominee Laurence F. Lee, Jr. who is an income beneficiary of the McMillen Trust. Mr. Lee III directly owns 10 shares of McM.

         (6) Date on which Mr. Sanchez was elected currently to the Board of Directors of McM. He previously served on the Board of McM from May 1985 to April 1988.

         (7) Mr. Sanchez is the husband of Lonnie McMillen Sanchez. Mrs. Sanchez is an income beneficiary of the McMillen Trust. Mrs. Sanchez directly owns 50 shares of McM.

         (8) Share amount includes an exercisable option on 21,481 shares of McM common stock at an option price of $1.38 per share, an exercisable option on 5,700 shares of McM common stock at an option price of $2.25 per share, an exercisable option on 24,300 shares of McM common stock at an option price of $2.75 per share and an exercisable option on 1,500 shares of McM common stock at an option price of $3.94 per share. Mr. Stephano owns 23,675 shares jointly with his wife and 8,840 shares directly.

         (9) Date on which Mr. Woodson was elected currently to the Board of Directors of McM. He previously served on the Board from December 1977 to May 1985.

         (10) Mr. Woodson is an income beneficiary of the McMillen Trust, which is the owner of 3,087,500 shares (or 65.7%) of the Company. The Trust's shares are not included in the total shown for Mr. Woodson (See Principal Shareholders). The number of shares shown is comprised of 725 shares directly owned by Mr. Woodson, 459 shares owned by Mr. Woodson's wife and 38,550 shares owned by a charitable foundation of which Mr. Woodson is one of five trustees. Mr. Woodson is the first cousin of director-nominee Laurence F. Lee, Jr.

         (11) This number does not include shares owned by the McMillen Trust. See Footnotes (4) and (10).

Business Experience of the Nominee Directors

         Mr. DiGregorio has served as a director of McM since May 1995. He has also served for more than seven years as Vice President and Senior Trust Counsel with Wilmington Trust Company in Wilmington, Delaware, where he manages the Estate and Legal Services Division. A graduate of Temple University, Mr. DiGregorio was admitted to the Pennsylvania Bar in 1979, and was then employed as an Investigator for the United States Department of Labor. Prior to joining Wilmington Trust, Mr. DiGregorio worked as an Employee Benefits Attorney for the Fidelity Mutual Group in Radnor, Pennsylvania, and later at the law firm of Stradley, Ronon, Stevens & Young in Philadelphia, Pennsylvania.

         Mr. Greenfield is being nominated for his first term as a director of McM. Mr. Greenfield has been involved as a private investor and venture capitalist for many years. In addition, he has worked for thirty years in the stock brokerage business as an OTC trader/specialist. Prior to his employment in the brokerage business, he served on the professional staff of Haskins & Sells, an international public accounting firm.

         Mr. King has served as a director of McM since February 1989. Mr. King has also acted as Chairman of the Board of McM and Chairman of all of its subsidiaries since February 1989 when he was named President and Chief Executive Officer. He was elected Chairman Emeritus of McM in August 1996. He served as President of McM subsidiaries Occidental Life and Peninsular Life Insurance Companies until McM sold those companies on October 24, 1991. Through December 1988, Mr. King served as Executive Vice President of McM, to which position he was named in January 1985. Prior to his affiliation with McM, Mr. King was Deputy Commissioner and Chief Examiner with the North Carolina Department of Insurance.

         Mr. Lee, Jr. has served as a director of McM since February 1989. Mr. Lee retired as an insurance executive in 1975. He served as President of Peninsular Life Insurance Company from 1959 to 1964 and as Chairman of the Board and Chief Executive Officer from 1964 to 1973.

         Mr. Lee III has served as a director of McM since January 1988. He is President and owner of Plan Analysts, a group insurance and estate planning organization located in Jacksonville, Florida, with which he has been associated for more than fifteen years.

         Mr. Sanchez has served as a director of McM since February 1989. He previously served as a director of McM from May 1985 to April 1988. He is currently affiliated with Sun Construction & Real Estate Company in Albuquerque, New Mexico. He is the former owner and operator of Lonkita Farms, a thoroughbred horse racing and breeding operation located in Veguita, New Mexico. Mr. Sanchez previously served as a director of British-American Insurance Company, Limited, Nassau, Bahamas.

         Mr. Stephano has served as a director of McM since August 1992. In August 1996, he was elected President of McM. In March 1995, he was elected Chief Executive Officer of McM subsidiaries Occidental Fire & Casualty Company of North Carolina and Wilshire Insurance Company after having been named President of both companies in July 1994. He was named Chief Operating Officer of McM and its subsidiaries in September 1992. Previously, Mr. Stephano was named Executive Vice President of McM in January 1988. He had been named Senior Vice President/Chief Financial Officer of McM in January 1985. Mr. Stephano's various other previous positions at McM have been Vice President, Chief Financial Officer and Treasurer beginning in 1983; Vice President and Controller beginning in January 1983; Controller beginning in 1982. Prior to his employment with McM, he served on the professional staff of Ernst & Young, an international public accounting firm.

         Mr. Woodson has served as a director of McM since August 1991. He previously served as a director of McM from December 1977 to May 1985. He is currently President of Enterprise Holdings Proprietary, Inc., a holding company for several private ventures. Mr. Woodson held various executive positions within the McM group of companies throughout his career, including Chairman of the Board of McM from December 1977 to May 1985.

Directors' Fees

         Directors who are not salaried officers of McM or its subsidiaries are compensated at a rate of $15,000 per year plus $1,000 per diem for each Board or Board committee meeting attended and $1,000 per diem for travel associated with such meeting. The directors are also reimbursed for other expenses incurred in attending the meetings. Similarly, directors involved in special assignments are compensated at the rate of $1,000 per diem for special assignments and $1,000 per diem for travel associated with such special assignments. As with regular Board meetings, other expenses incurred by these directors in attending such special assignments are reimbursed.

         In addition, directors who are not salaried officers are compensated at a rate of $5,000 per year for each subsidiary company Board of Directors on which they serve. Per diem allowances are the same as those for serving on the McM Board of Directors except that no per diem allowances are paid if Board meetings are held concurrently. During 1997, all subsidiary Board meetings were held concurrently with McM Board meetings. Total fees in the amount of $251,500 were expended for all regular McM and subsidiary Board meetings, Board committee meetings and special assignments during

1997. Directors who are salaried officers receive no compensation for their services as directors of McM.

         Notwithstanding the foregoing, as part of the settlement of the Litigation (See "Corporate Developments") Mr. Greenfield, if elected, shall not be entitled to any directors' fees during his first year of service as director. He would, however, be reimbursed for expenses incurred in attending board meetings according to the same policies followed with regard to all other directors.

Board and Committees of the Board

         The Board of Directors met thirteen times in formal session during the 1997 fiscal year. Directors of the Board also met seven times for special assignments during 1997.

         The committees of the McM Board are Audit, Executive, Personnel, Investment and Compensation. The Company does not have a nominating committee. Due to the size of the McM Board, all the directors serve on the Personnel, Executive and Investment Committees. Only directors who are not salaried officers serve as members of the Audit and Compensation Committees.

         The Audit Committee met four times during 1997, with R. Peyton Woodson III acting as Chairman. The Audit Committee reviews the arrangement, scope and results of the external audit, considers comments made by the independent auditors with regard to internal controls and the response of management to such comments.

         The Executive Committee did not meet during 1997. The Executive Committee has been granted the authority of the Board in the management of the business affairs of McM when the Board is not in session.

         The Personnel Committee met two times during 1997, with Michael A. DiGregorio acting as Chairman. The Personnel Committee reviews and monitors compensation plans, including incentive compensation and benefit plans, other than those addressed by the Compensation Committee. The Personnel Committee is also responsible for management succession planning.

         The Investment Committee met four times during 1997, with Laurence F. Lee, Jr., acting as Chairman. The Investment Committee formulates investment strategy and policy and ratifies all investment transactions.

         The Compensation Committee met two times during 1997, with Laurence F. Lee III acting as Chairman. The Compensation Committee, comprised of independent directors who are not employees of McM or its subsidiaries, is charged with administering and monitoring the compensation and incentive plans for executive officers of McM and issues an annual report on compensation policies for inclusion in McM's proxy statement.

Executive Officers of McM Corporation

         The table below sets forth the names and ages of all executive officers of McM, all positions and offices with McM presently held by each such person, and the period of service as an officer with McM and subsidiaries.


                                                               Period of
                                                               Service as
       Name              Age            Offices                an Officer
       ----              ---            -------                ----------

George E. King           67       Chairman Emeritus and           12/77
                                  Chief Executive Officer

Stephen L. Stephano      44       President and Chief              1/82
                                     Operating Officer


         Mr. King - See "Business Experience of the Directors."

         Mr. Stephano - See "Business Experience of the Directors."


                 EXECUTIVE OFFICERS' SUMMARY COMPENSATION TABLE



                                                                                      Long Term Compensation
                                                                            -----------------------------------------
                                      Annual Compensation                             Awards                 Payouts
                           -----------------------------------------------  -----------------------------------------
                                                                 Other                      Securities
Name and                                                         Annual     Restricted      Underlying                    All Other
Principal                                                        Compen-       Stock          Options          LTIP       Compensa-
Position                   Year      Salary($)    Bonus($)     sation($)(3)  Award(s)($)        (#)         Payouts($)     tion(4)
--------                   ----      ---------    --------     ------------  ------------   -----------     ----------    ---------

George E. King(1)           1997      274,992      19,350          --             --             --               0        7,192
 Chairman Emeritus/CEO      1996      274,992      90,320          --             --             --          22,324        7,120
                            1995      259,995      97,600          --             --             --           9,324        6,886



Stephen L. Stephano(2)      1997      225,000      15,850          --             --             --               0        1,219
  President/COO             1996      225,000      66,863(5)       --             --             --          15,921        1,126
                            1995      192,400      72,250(5)       --             --             --           6,301          971



(1) Effective February 16, 1989, the Company entered into an employment contract with Mr. King. The contract, as amended effective March 28, 1990, October 18, 1990, December 30, 1991, February 1, 1993, September 1, 1993, March 16, 1995, August 6, 1996, and March 26, 1998, provides that Mr. King be employed as Chairman Emeritus and Chief Executive Officer of McM and Chairman of the two operating subsidiaries and provides for base salary and such additional discretionary bonuses, stock options or other compensation or increases in compensation, if any, as may be authorized by the Company. In addition, should Mr. King's employment be terminated without cause or should he terminate his employment as a result of the Company requiring him to relocate his office more than 50 miles from its present location, he would be entitled to receive a lump sum payment equal to two years' total annual compensation.

(2) Effective February 1, 1993, the Company entered into an employment contract with Mr. Stephano. The contract, as amended September 1, 1993, March 16, 1995, August 6, 1996 and March 26, 1998, provides that Mr. Stephano be employed as President and Chief Operating Officer of McM and as President and Chief Executive Officer of the McM subsidiaries and provides base salary and such additional discretionary bonuses, stock options or other compensation or increases in compensation, if any, as may be authorized by the Company. In addition, should Mr. Stephano's employment be terminated without cause or should he terminate his employment as a result of the Company requiring him to relocate his office more than 50 miles from its present location, he would be entitled to receive a lump sum payment equal to two years' total annual compensation.

(3) Information regarding personal benefits totaled less than $50,000 or 10% of annual salary and bonus.

(4) The amounts noted represent premiums paid by the Company on behalf of executive officers for supplemental term life insurance.

(5) Mr. Stephano also received 50,000 shares of phantom stock in 1995 and in 1996.

                                 RETIREMENT PLAN

         Officers of McM, including the named executive officers, participate in the McM Corporation Retirement Plan. A sample retirement benefit table for the Retirement Plan is outlined below showing the anticipated annual amount of normal retirement benefits associated with final average earnings and the number of years of service for the named executive officers.

                              RETIREMENT PLAN TABLE

Participants' Final                                Years of Service
Average Earnings          15               20              25                30              35
-------------------    -------          -------         --------          --------         --------

        $125,000       $34,465          $45,953         $ 57,442          $ 68,930         $ 80,418
         150,000        41,965           55,953           69,942            83,930           97,918
         175,000        49,465           65,953           82,442            98,930          115,418
         200,000        56,965           75,953           94,942           113,930          132,918
         225,000        64,465           85,953          107,442           128,930          150,418
         250,000        71,965           95,953          119,942           143,930          167,918

         Benefits under the Retirement Plan are determined by multiplying a participant's final average earnings (the best five consecutive years of the last ten years) by 1.35% times the years of benefit service, multiplying a participant's final average earnings in excess of Social Security Average Wages by .65% times the years of benefit service (not in excess of 35 years) and adding the two results together.

         Under federal law, the amount of compensation which may be considered for purposes of calculating benefits is limited. That amount will be adjusted periodically for inflation in increments of $10,000. The 1997 limit is $160,000 and will not change for 1998 benefit calculations. Benefits paid to participants are reduced in the event of earlier retirement. The estimated credited years of service for McM's executive officers are 19 years for Mr. King and 17 years for Mr. Stephano. Benefits shown in the Retirement Plan Table are not subject to any deduction for social security or other offset amounts.


                        OPTION GRANTS IN LAST FISCAL YEAR


                                                                            Potential Realized Value at
                               % of Total                                  Assumed Annual Rate of Stock
                  Number of     Options                                 Price Appreciation for Option Term
                  Securities  Granted to    Exercise                    ----------------------------------
                 Underlying   Employees     or Base
                   Options    in Fiscal     Price Per     Expiration
   Name            Granted       Year         Share           Date              5%                10%
--------------   -----------  -----------   ---------     ----------         -------            -------
George E.          7,500        21.4%         $3.94         03/25/07         $18,584            $47,095
  King
Stephen L.         7,500        21.4%         $3.94         03/25/07         $18,584            $47,095
  Stephano


----------

         Both Messrs. King and Stephano's stock options become exercisable at a rate of 20% per year beginning one year from the date of the grant.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES


                                                                            Number of Securities    Value of Unexercised
                                                                          Underlying Unexercised   In-the Money Options at
                                                                           Options at 12/31/97 ($)       12/31/97 ($)

                         Shares Acquired                Value                    Exercisable/             Exercisable/
      Name               on Exercise(#)              Realized ($)                Unexercisable           Unexercisable
      ----               --------------              ------------                -------------           -------------

George E. King                -0-                        -0-                      47,185/31,796          49,986/19,934
Chairman
Emeritus/CEO

Stephen L. Stephano           -0-                        -0-                      47,185/31,796          49,986/19,934
President/COO


SHAREHOLDER RETURN PERFORMANCE GRAPH

         Set forth below is a line graph comparing the yearly percentage change on the cumulative total shareholder return on the Company's common stock against the cumulative total return of the S&P 500 Composite Index and the Center for Research in Security Prices Index (CRSP) for NASDAQ Stocks (U.S. Insurance Companies) Insurance Composite, comprised of 125 listed insurance companies, for the five-year period beginning December 31, 1992, and ending December 31, 1997. The values are based on the assumption that the value of the investment in McM and each comparative index was $100 on December 31, 1992, and that all dividends are reinvested.


                    COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                    AMONG McM CORPORATION, S&P 500 INDEX AND
                  CRSP INDEX FOR NASDAQ STOCKS (U.S. COMPANIES)

                                                                   CRSP Index for
Measurement Period                  McM               S&P           NASDAQ Stocks
(Fiscal Year Covered)               Corp           500 INDEX       (U.S. Companies)
---------------------               ----           ---------       ----------------

Measurement Pt-12/31/92             $100             $100              $100

FYE 12/31/93                        $137.5           $109.8            $113.2
FYE 12/31/94                        $250.0           $111.3            $120.0
FYE 12/31/95                        $525.0           $153.1            $167.8
FYE 12/31/96                        $530.8           $188.8            $192.8
FYE 12/31/97                        $328.6           $252.0            $231.0

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors, which consists of independent directors who are not employees of the Company or its subsidiaries, has furnished the following report on executive compensation:

         The Compensation Committee of the Board of Directors has developed and implemented executive compensation policies, plans and programs in an effort to enhance the profitability of the Company and thus shareholder value by closely aligning the financial interests of McM's executive officers with those of its shareholders. To accomplish these goals, the Company relies on base salary, incentive compensation and other long term compensation plans to attract and retain key executive officers with outstanding abilities and to motivate them to perform to the full extent of their abilities.

         The base salaries are fixed at competitive levels paid to senior executives with comparable qualifications, experience and responsibilities as other companies engaged in the same or similar businesses as McM. The Committee reviews with the McM Board of Directors and recommends, and the Board approves, with any modifications it deems appropriate, an annual salary plan for the Company's executive officers (including the Chief Executive Officer). Such salary plan is based on industry, peer group and national surveys and performance judgments as to the past and expected future contributions of the individual senior executives.

         The incentive compensation for the current year has been closely tied to McM's success in achieving the previous year's financial performance goals of the ongoing property and casualty operations as defined in the McM Corporation Key Executive Compensation Plan. The incentive compensation provided under the plan is dependent upon attaining a percentage of target plan income for each year as defined by the plan. Portions of incentive awards under the plan are held back to be paid only upon the achievement of earnings performance in future years.

         Mr. King's base salary was not increased during 1997. The decision to forego an increase was made after a careful evaluation by the Compensation Committee of several factors, including current operating results. Portions of incentive awards from prior years that were being held back under the incentive compensation plan were forfeited by Mr. King because required earnings performance was not achieved. However, in March 1997, Mr. King received an incentive award under the incentive compensation plan described above, which award was based upon property and casualty operating results for fiscal year 1996.

         During each fiscal year, the Committee considers the desirability of granting executive officers' awards under the Company's Employee Incentive Stock Option Plan, which provides for the granting of stock options. The Committee believes that stock option grants afford a long-term compensation method because they closely link the interests of management with shareholder value and directly join the financial interest of executive officers with those of McM shareholders. In determining the grants of stock options to the executive officers, including the Chief Executive Officer, the Committee considers the accountability, strategic and operational goals, anticipated performance requirements and contributions of the executive officers. During 1997, the Committee granted options as to 7,500 shares to each of its executive officers.

         During 1994, the McM Board of Directors adopted the McM Corporation Phantom Stock Plan as recommended by the Compensation Committee. This plan was specifically developed to provide a strong incentive to accomplish the long term retention of key executives. In determining eligibility of an executive to receive awards under this plan, the Compensation Committee considers the position held by the executive, the value of the executive's services and the profitability of the Company and its subsidiaries. Vesting of any award under the plan is based upon a minimum period of service of five years with full vesting after ten years. Irrespective of this requirement, should a participant in the plan be terminated involuntarily without cause, a minimum of 20% of phantom stock would become vested. Recipients of phantom stock awards are entitled to receive a lump sum cash payment equal to (a) the fair market value per share of McM common stock at the applicable maturity date, including the cumulative amount of dividends per share paid between the award date and the maturity date, as defined by the plan, multiplied by (b) the number of units of phantom stock held by the recipient that have reached maturity under the terms of the plan. No phantom stock was awarded in 1997.

         The McM Corporation Equity Appreciation Rights Plan (the "EARs Plan") allows awards of equity appreciation rights to key officers of McM. The Compensation Committee determines to whom rights are awarded, the number of rights to be awarded and the terms of such rights. Grantees of rights are entitled to receive the net appreciation between grant date book value of one share of McM common stock and the exercise date book value of one share of McM common stock. Currently, no rights have been awarded under the plan.


                           Respectfully submitted,

                           Compensation Committee
                           Laurence F. Lee III, Acting Chairman
                           Michael A. DiGregorio
                           Laurence F. Lee, Jr.
                           Claude G. Sanchez, Jr.
                           R. Peyton Woodson III

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Laurence F. Lee, Jr. served as President of Peninsular Life Insurance Company from 1959 to 1964 and as Chairman of the Board and Chief Executive Officer from 1964 to 1973. He also served as a director of Occidental Life Insurance Company from 1950 until 1972. Both of those McM subsidiaries were sold in 1991. Mr. R. Peyton Woodson III held various executive positions with the McM group of companies throughout his career, including Chairman of the Board of McM from December 1977 to May 1985.


                              INDEPENDENT AUDITORS

         The Board of Directors has not selected independent auditors of McM for the current fiscal year. The Audit Committee of the Board of Directors is expected to formally complete its selection in the near future. Ernst & Young, a nationally known firm of certified public accountants, has served as auditors of McM since its formation.

         Representatives of Ernst & Young will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                               ACTIONS TO BE TAKEN

         The Annual Meeting is called for the purposes set forth in the Notice. Management does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Annual Meeting other than those specifically referred to in the Form of Proxy and this Proxy Statement. If any other matters are properly brought before the Annual Meeting, it is the intention of the proxy holders to vote on such matters in accordance with their judgment.


                              SHAREHOLDER PROPOSALS

         Appropriate proposals of shareholders intended to be presented at the Company's next annual meeting of shareholders must be received by the Company by December 22, 1998, for inclusion in its proxy statement and form of proxy relating to that meeting.


                          ANNUAL REPORT TO SHAREHOLDERS

         The 1997 Annual Report to Shareholders of McM Corporation for the year ended December 31, 1997, is enclosed. The section entitled "Management's Discussion and

Analysis of Financial Condition and Results of Operations" is hereby incorporated herein by reference.

                  UPON WRITTEN REQUEST OF ANY PERSON ENTITLED TO VOTE AT THE MEETING, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR 1997, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934. REQUESTS SHOULD BE ADDRESSED TO: CORPORATE SECRETARY, McM CORPORATION, 702 OBERLIN ROAD, POST OFFICE BOX 12317, RALEIGH, NORTH CAROLINA 27605.

                                                                      Appendix A

                                McM CORPORATION
                702 Oberlin Road, Raleigh, North Carolina 27605

      THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT AND DIRECTORS OF
                                McM CORPORATION

The undersigned hereby appoints George E. King and Michael D. Blinson, or either of them, with the full power of substitution, attorneys-in-fact to vote the number of shares of McM Corporation the undersigned would be entitled to vote if personally present at the annual shareholders' meeting of McM Corporation to be held at the Executive Offices of McM Corporation, 702 Oberlin Road, Raleigh, North Carolina at 10:00 a.m., Eastern Time, May 21, 1998, and any adjournment, recess or postponement thereof, for the transaction of such business as may properly come before the meeting and specifically for the matters set forth on the reverse side.

This proxy, when properly executed and received prior to the meeting, will be voted in the manner directed herein by the undersigned. You are urged to mark the boxes you deem appropriate and otherwise complete this proxy according to your judgment; however, if no direction is given, the proxy will be voted FOR proposals 1 and 2.

-------------------------------------------------------------------------------
Please sign, date and return this proxy in the enclosed postage-paid envelope.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Please sign exactly as name(s) appear(s) on this proxy. Executors, Trustees, etc. should give full title. A proxy for shares held in joint ownership must be signed by each owner. To be voted, your proxy must be received prior to the meeting.
-------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?

_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________



[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                      -----------------------------------
                                McM CORPORATION
                      -----------------------------------

Mark box at right if an address change has been noted     [ ]
on the reverse side of this card.

RECORD DATE SHARES:

1. Resolution to fix the number of Directors at eight.

                           For    Against    Abstain
                           [ ]      [ ]        [ ]

2. Election of Directors:

                             Michael A. DiGregorio
                                Jesse Greenfield
                                 George E. King
                              Laurence F. Lee, Jr.
                              Laurence F. Lee III
                             Claude G. Sanchez, Jr.
                              Stephen L. Stephano
                             R. Peyton Woodson III

                        For All      With-      For All
                        Nominees     hold       Except
                          [ ]         [ ]         [ ]

NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

3. In their discretion, the attorneys-in-fact are authorized to vote upon such other matters as may properly come before the meeting.


Please be sure to sign and date this Proxy.    Date __________________________


-------------------------------------    -------------------------------------
        Shareholder sign here                      Co-owner sign here

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